UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2014 (September 4, 2014)

Education Management Corporation

(Exact name of registrant as specified in charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

(Commission File Number) 001-34466	(IRS Employer Identification No.) 25-1119571

(Address of principal executive offices)

210 Sixth Avenue

Pittsburgh, Pennsylvania, 15222

(Registrant’s telephone number, including area code) (412) 562-0900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Restructuring Support Agreement

On September 4, 2014, Education Management Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, the “Company Parties”) entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain of its creditors (the “Consenting Creditors”) and certain of its shareholders (the “Consenting Shareholders”), pursuant to which such parties agreed to a restructuring (the “Restructuring”), on the terms set forth therein, of claims (the “Subject Claims”) under (i) that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2007, as amended and restated as of December 7, 2010 and as further amended and restated as of September 5, 2014 pursuant to the Amendment Agreement described below (the “Credit Agreement”), (ii) that certain Indenture, dated as of March 5, 2013 (as further amended, restated, supplemented or otherwise modified from time to time, including by the Second Supplemental Indenture described below, the “Existing Indenture”), pursuant to which Education Management LLC (“EM LLC”) and Education Management Finance Corp. (each subsidiaries of the Company and together, the “Issuers”) issued Senior Cash Pay/PIK Notes due 2018 (the “Cash Pay/PIK Notes”), (iii) that certain Indenture, dated as of September 5, 2014 and described below (the “New Indenture”), pursuant to which the Issuers issued Senior PIK Toggle Notes due 2018 (the “PIK Notes” and together with the Cash Pay/PIK Notes, the “Notes”) and (iv) certain other agreements of the Company Parties, including EM LLC’s two interest rate swaps for notional amounts of $312.5 million each (collectively, the “Swaps”).

As of the date of the Restructuring Support Agreement, (i) the Consenting Creditors held in excess of 98% of all revolving commitments and term loans under the Credit Agreement and in excess of 94% of all revolving commitments, term loans and Notes, and (ii) the Consenting Shareholders held in excess of 72% of the Company’s outstanding shares.

Obligations of Parties

Under the Restructuring Support Agreement, the Company Parties, the Consenting Creditors and the Consenting Shareholders have committed to take such steps as are reasonably necessary to support and consummate the Restructuring, including, without limitation, (i) negotiating in good faith and executing definitive agreements; (ii) in the case of the Company Parties, obtaining any and all required regulatory and/or third-party approvals for the Restructuring; (iii) in the case of the Consenting Creditors and the Consenting Shareholders, not taking any action that materially hinders the Restructuring and (iv) in the case of the Consenting Shareholders, timely exercising any rights necessary to increase the authorized and outstanding shares of common stock of the Company in an amount sufficient to consummate the Restructuring.

The Restructuring Support Agreement does not preclude Consenting Creditors or Consenting Shareholders from acquiring additional Subject Claims or equity interests (the “Subject Interests”) of the Company. However, any party that acquires any additional Subject Claims or Subject Interests must promptly notify each counsel identified in the Restructuring Support Agreement of such acquisition, and such additional Subject Claims or Subject Interests will be deemed subject to the terms of the Restructuring Support Agreement. Additionally, Consenting Creditors and Consenting Shareholders cannot sell Subject Claims or Subject Interests to any party other than a Consenting Creditor or Consenting Shareholder or an entity that executes a transfer agreement that binds such entity to the Restructuring Support Agreement.

Terms of Restructuring

Pursuant to the Restructuring:

•	$150 million of principal amount of revolving loans under the Credit Agreement will be repaid in cash at par and such amount will be available for re-borrowing under a new revolving facility;

•

remaining revolving loans, term loans and Swaps, in an amount equal to such Swaps’ Termination Values (as defined below), will be exchanged for a combination of (i) $150 million of first lien senior secured tranche A term loans, (ii) $250 million of first lien senior secured tranche B term loans, (iii) preferred stock optionally convertible into approximately 20% of the common stock of the Company (subject to dilution by the new management incentive plan (the “MIP”) and the New Warrants (as defined below)) and (iv) preferred stock mandatorily convertible into approximately 57% of the common stock of the Company (subject to dilution by the MIP and the New Warrants);

•	regardless of whether they have signed the Restructuring Support Agreement, all Holders of Notes will have the opportunity to, and holders that are Consenting Creditors will be obligated to, exchange their Notes for their pro rata share of (i) preferred stock mandatorily convertible into approximately 19% of the common stock of the Company (subject to dilution by the MIP and the New Warrants) and (ii) warrants for 10% of the common stock of the Company (subject to dilution by the MIP) with a strike price based on a $1.25 billion total enterprise value; and

•	existing shareholders of the Company will (i) retain their stock (which in aggregate will equal 4% of the Company’s outstanding common stock after giving effect to the conversion of all of the preferred stock described above and subject to further dilution by the MIP and the New Warrants) and (ii) receive their pro rata share of warrants for 5% of the common stock of the Company (subject to dilution by the MIP) with a strike price based on an enterprise value of the Company that would imply a par return for the Notes (such warrants, together with the warrants exchanged for the Notes, the “New Warrants”).

Subject to receipt of applicable regulatory approvals, the Company anticipates distributing the consideration described above by no later than October 30, 2014. However, the mandatory or voluntary conversion, as the case may be, of new preferred stock and exercise of warrants – the result of which will be a change of control under applicable regulations (the “Change of Control”) – will remain subject to further regulatory and shareholder approval, which the Company anticipates obtaining in 2015.

Termination Provisions

In certain circumstances, parties may terminate the Restructuring Support Agreement and/or their obligations thereunder.

Specifically, Consenting Creditors holding (i) at least 66 2⁄3% of the aggregate Subject Claims, (ii) at least 66 2⁄3% of the aggregate claims under the Credit Agreement and (iii) at least 66 2⁄3% of the aggregate Revolving Exposure under the Credit Agreement, in each case held by all Consenting Creditors at such time, can cause the Restructuring Support Agreement to terminate if, among other things, (i) the conversion of indebtedness described above (the “Exchange”) shall not have occurred within 60 days of the effective date of the Restructuring Support Agreement; (ii) the Restructuring, including the Change of Control, shall not have been substantially consummated before one year after the date of the Exchange; (iii) specified regulators shall have advised the Company Parties that they will not approve the Change of Control or (iv) the Company Parties shall experience certain adverse effects on their business.

Consenting Shareholders holding at least 75% of the outstanding shares of common stock of the Company held by all Consenting Shareholders at such time can terminate their obligations under the Restructuring Support Agreement if, among other things, any Company Party or Consenting Creditor shall have breached the Restructuring Support Agreement in a manner that has a material adverse effect on the consummation of the Restructuring and such breach shall not have been cured in the requisite timeframe.

The Company Parties may terminate the Restructuring Support Agreement if, among other things, (i) the Exchange shall not have occurred within 60 days of the effective date of the Restructuring Support Agreement; (ii) the Restructuring, including the Change of Control, shall not have been substantially consummated before one year after the date of the Exchange or (iii) the board of the Company shall have determined that the taking of any action under the Restructuring Support Agreement would be inconsistent with its fiduciary obligations.

The foregoing description of the Restructuring Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Restructuring Support Agreement filed as Exhibit 10.1, which is incorporated herein by reference.

Termination of Swaps

On September 4, 2014, in connection with and in furtherance of the Restructuring, EM LLC entered into agreements to terminate its Swaps at termination values (the “Termination Values”) payable to EM LLC’s Swap counterparties (the “Swap Counterparties”) of approximately $5.9 million each. Pursuant to the Restructuring, in exchange for the Termination Values of their Swaps, the Swap Counterparties will receive a combination of term loans and preferred stock as set forth above.

Amendment Agreement

On September 5, 2014, in connection with and in furtherance of the Restructuring, the Company and its subsidiaries party to the Second Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2007 and as amended and restated as of December 7, 2010 (as further amended, restated, supplemented or otherwise modified prior to September 5, 2014, the “Prior Credit Agreement”), entered into a certain Amendment Agreement (the “Amendment Agreement”) with all Consenting Creditors that held revolving commitments or term loans under the Prior Credit Agreement (the “Consenting Lenders”) and U.S. Bank National Association, as administrative agent and collateral agent.

Pursuant to the Amendment Agreement, the Prior Credit Agreement was amended and restated in the form of the Credit Agreement with the result that, among other things, (i) all revolving lenders (A) extended the maturity date of their revolving commitments to July 2, 2015 and (B) agreed to accept payment of interest in kind through June 30, 2015; (ii) Consenting Lenders holding term loans agreed to accept payment of interest in kind through June 30, 2015 and forego amortization payments on or prior to June 30, 2015; (iii) the total leverage ratio and interest coverage ratio covenants will not apply to fiscal quarters up to and including the fiscal quarter ending June 30, 2015; (iv) EM LLC’s material breach of the Restructuring Support Agreement would be an event of default and (v) the Company became a guarantor under the Credit Agreement and grantor under the associated Security Agreement (as defined below).

In addition, pursuant to the Amendment Agreement, that certain Pledge and Security Agreement, dated as of June 1, 2006 (as further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) was amended with the result that the collateral proceeds “waterfall” set forth therein now provides that obligations owing to any lenders that are not Consenting Lenders shall be paid only after satisfaction in full of obligations owing to Consenting Lenders.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment Agreement filed as Exhibit 10.2, which is incorporated herein by reference.

Second Supplemental Indenture

As disclosed in the press release attached as Exhibit 99.1 to the Current Report filed by the Company on September 5, 2014, the Issuers successfully closed on September 4, 2014 the consent solicitation (the “Consent Solicitation”) that they launched on August 27, 2014 to make certain amendments (the “Amendments”) to the Existing Indenture in connection with and in furtherance of the Restructuring. Accordingly, on September 5, 2014, the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Existing Indenture Trustee”), executed a certain Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Existing Indenture containing the Amendments.

Having become operative on September 5, 2014 following the Issuers’ satisfaction of the conditions described in the following paragraph, the Amendments (i) require the Company and the Issuers to, and to cause their restricted subsidiaries to, make available to all holders of the Cash Pay/PIK Notes the opportunity to exchange their Cash Pay/PIK Notes on substantially the same terms as shall be offered by any such person in exchange for “Refinancing Notes,” which include the PIK Notes; (ii) (A) permit the release of the Company’s guarantee of the Cash Pay/PIK Notes and (B) terminate certain affirmative covenants (including the reporting covenant), substantially all of the negative covenants and certain events of default in the Existing Indenture, in each case, on or after the date of completion of any offer to holders of the Cash Pay/PIK Notes and to holders of Refinancing Notes by the Company, EM LLC and/or any affiliate thereof to exchange the Cash Pay/PIK Notes and such Refinancing Notes for debt, equity interests or other obligations of or interests in the Company or any subsidiary thereof and (iii) allow EM LLC to cease filing reports with the Securities and Exchange Commission if it is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and instead require it, among other things, to (A) file with the Existing Indenture Trustee, or post to its website or a password protected online data system, (1) audited annual financials (with management’s discussion and analysis (“MD&A”) that must be in reasonable detail but may be in less detail than contemplated by Section 13 or 15(d) of the Exchange Act and applicable regulations) within 90 days of the end of each fiscal year, (2) quarterly financials (with MD&A that must be in reasonable detail but may be in less detail than contemplated by Section 13 or 15(d) of the Exchange Act and applicable regulations) within 45 days of the end of each of the first three fiscal quarters and (3) current reports within five business days of the occurrence of certain events that would require the filing of a Current Report on Form 8-K and (B) within 20 business days after furnishing annual and quarterly reports required pursuant to the foregoing sub-clause (A), hold a conference call to discuss such reports and the results of operations for the relevant period.

Pursuant to Section 3 of the Second Supplemental Indenture, the Amendments did not become operative until the Issuers provided written confirmation to the Existing Indenture Trustee that (i) holders of the Cash Pay/PIK Notes validly tendering consents pursuant to the Consent Solicitation Statement received the Consent Payment (as defined in the Consent Solicitation Statement) and (ii) not less than $150.0 million of the outstanding aggregate principal amount of the Cash Pay/PIK Notes were exchanged for a like principal amount of PIK Notes, whose terms are substantially similar to those of the Cash Pay/PIK Notes, except that interest on such PIK Notes is payable entirely in kind for the two interest periods ending September 30, 2014 and March 30, 2015. Shortly after executing the Second Supplemental Indenture, the Issuers provided such confirmation to the Existing Indenture Trustee as they made the Consent Payment and, as described below, consummated the exchange of approximately $175.4 million of outstanding aggregate principal amount of Cash Pay/PIK Notes for a like principal amount of PIK Notes on September 5, 2014. Accordingly, the Amendments became operative on September 5, 2014.

The foregoing description of the Second Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Second Supplemental Indenture filed as Exhibit 10.3, which is incorporated herein by reference.

New Indenture

On September 5, 2014, in connection with and in furtherance of the Restructuring, the Issuers, the Company and the Company’s other subsidiaries party to the Existing Indenture (the foregoing, collectively, the “Company Notes Parties”) agreed with holders (the “Exchanging Holders”) of approximately $175.4 million, or 86.4%, of the then outstanding aggregate principal amount of Cash Pay/PIK Notes to exchange the Cash Pay/PIK Notes of such Exchanging Holders for a like principal amount of PIK Notes. The PIK Notes were issued by the Issuers under the New Indenture, which the Issuers, the other Company Notes Parties and The Bank of New York Mellon Trust Company, N.A., as trustee, executed on September 5, 2014.

The terms of the New Indenture are substantially similar to the terms of the Existing Indenture, except (i) interest on the PIK Notes under the New Indenture is payable entirely in kind for the two interest periods ending September 30, 2014 and March 30, 2015, (ii) the New Indenture does not contemplate registration rights and (iii) the New Indenture does not incorporate the Amendments other than those related to reporting.

The foregoing description of the New Indenture does not purport to be complete and is qualified in its entirety by reference to the New Indenture filed as Exhibit 10.4, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The above disclosures in Item 1.01 are incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On September 4, 2014, the Company issued a press release describing certain of the preceding transactions. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Restructuring Support Agreement, dated as of September 4, 2014, by and among Education Management Corporation and certain of its subsidiaries party thereto, the Consenting Creditors party thereto and the Consenting Shareholders party thereto

10.2	Amendment Agreement, dated as of September 5, 2014, by and among Education Management Corporation and certain of its subsidiaries party thereto, the Consenting Lenders party thereto and U.S. Bank National Association, as Administrative Agent and Collateral Agent

10.3	Second Supplemental Indenture, dated as of September 5, 2014, among Education Management LLC, Education Management Finance Corp. and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.4	Indenture, dated as of September 5, 2014, among Education Management LLC, Education Management Finance Corp., the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee

99.1	Press Release of the Company, dated as of September 5, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2014

EDUCATION MANAGEMENT CORPORATION

By:	/s/ J. Devitt Kramer
	Name:	J. Devitt Kramer
	Title:	Senior Vice President, General Counsel and Secretary